PRESS RELEASE

Media Contacts:
Jon Sandberg
860-226-7253
860-462-3504

 Cigna Says Anthem Proposal Inadequate and Not in Best Interests of Cigna Shareholders

Responds with letter to Anthem’s Board of Directors

Notes questions about Anthem’s lack of growth strategy, fundamental risks and other issues

Cigna has long track record of success

BLOOMFIELD, Conn., June 21, 2015 – Cigna Corporation (NYSE: CI) confirmed today it received a highly conditional, non-binding proposal from Anthem, Inc. (NYSE: ANTM) on June 20, 2015.

Cigna’s Board of Directors has carefully reviewed this proposal consistent with the company’s continued focus on maximizing shareholder value and creating differentiated value for its customers, clients and other stakeholders in a dynamic, rapidly-evolving healthcare environment.

Based on a number of factors in the proposal and unaddressed concerns regarding the ability to achieve the benefits of a potential combination, the Cigna Board has unanimously determined the proposal is inadequate and not in the best interests of Cigna’s shareholders. Cigna’s letter to Anthem’s Board of Directors that details these factors and concerns is included in this press release below.

Cigna’s mission is to improve the health, well-being and sense of security of the people we serve. Effective execution of our focused strategy has driven a consistent track record of strong financial performance and successful shareholder value creation. Since implementing its “Go Deep, Go Global, Go Individual” strategy over five years ago, Cigna has delivered compound annual growth of 14% for revenues and 13% for adjusted income from operations.

As a result, Cigna’s share price rose almost 200% in the five years beginning December 31, 2009.  Anthem shares, however, significantly lagged the performance of both Cigna and the Managed Care peer group (as defined in Anthem’s most recent proxy statement) in the same period.

Morgan Stanley is acting as Cigna’s financial advisor, and Cravath, Swaine & Moore is acting as legal advisor to Cigna.

The full text of the letter delivered to Anthem’s Board of Directors by Cigna on June 21, 2015 is included below.

June 21, 2015

Board of Directors of Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204
Attention: George A. Schaefer, Jr., Chairman

Dear Members of the Board:

We have reviewed and considered with Cigna’s Board of Directors the proposal as set forth in Anthem’s letter dated June 20.

We are deeply disappointed with your recent actions.  We have been engaged in good faith discussions with Anthem to determine whether a potential strategic combination is in the best interests of Cigna’s shareholders.  A combination involving Anthem and Cigna under the right circumstances has the potential to bring together our complementary strengths in a manner that would provide substantial benefits to both consumers of healthcare services and healthcare professionals, while delivering immediate and sustainable economic returns to shareholders.

You are, however, facing a number of major issues, including Anthem’s lack of a growth strategy, complications relating to your membership in the Blue Cross Blue Shield Association (the “BCBSA”) and the related antitrust actions, and other significant challenges, such as the massive data breach you experienced in February.  In fact, these fundamental issues, and your inability to address them in the context of a strategic combination, caused your management team, at your direction, to terminate our prior discussions earlier this year.  We have attempted to engage in dialogue so that we can understand and consider these issues.  Unfortunately, you have continued to avoid addressing these key concerns and have failed to demonstrate what has changed over the past few months.  At the same time, you have decided to fundamentally alter the nature of a potential combination.  Taken together, your actions have moved us off our once productive path.

Cigna’s Strong Track Record of Organic Growth

As we are sure you realize, any potential combination has to be compared to our industry-leading performance as a stand-alone company. Under the strong leadership of the Board of Directors and its management team, Cigna has a consistent track record of strong financial performance and successful shareholder value creation.

Cigna’s share price rose almost 200% in the five years beginning December 31, 2009.  Anthem shares, however, significantly lagged the performance of both Cigna and the Managed Care peer group (as defined in Anthem’s most recent proxy statement) in the same period.

Of note, since implementing our “Go Deep, Go Global, Go Individual” strategy in 2009, Cigna’s Adjusted Income from Operations rose over 80% or 13% compound growth per year, while Anthem’s Adjusted Net Income declined overall and in four of the five years.  In the same period, Cigna’s revenues almost doubled, delivering 14% per year compound growth, while Anthem’s grew at an anemic 3% per year.  Confronted with these challenges in fundamentals, Anthem has supported its earnings per share by deploying massive amounts of capital to share repurchases, totaling over $14.5 billion since 2009 (accounting for over 110% of Anthem’s Adjusted Net Income).  This approach reinforces Anthem’s lack of a growth strategy and is incompatible with sustainable long-term growth.

Governance

A successful combination requires a truly joint and collaborative approach and an appropriate risk management structure for the global combined company.  Nothing of this size or scale has been attempted in our sector.  In addition, a combination of our companies would be highly complex and would occur in a very dynamic and competitive environment.

Your insistence that one person (Joseph Swedish) assume four roles, including Chairman of the Board, CEO, President, as well as Head of Integration, is disconcerting and risky.  We also note that Mr. Swedish has never held the position of Chairman of the Board of Anthem, and you have publicly stated that your current leadership structure allows Mr. Swedish to concentrate on overseeing the management of Anthem’s business, while Mr. Schaefer oversees the functioning of the Board and Anthem’s corporate governance.  We continue to believe that a proper and balanced approach to governance and leadership is necessary to maximize the potential for value creation for the combined company.  Your proposal raises very serious questions regarding your views on proper governance, board oversight and risk management and underestimates the complexity of combining our organizations.

Anthem’s Offer Is Inadequate

You have publicly stated that a transaction, on your terms, would provide greater than 20% accretion to your adjusted earnings per share within two years of closing.  Your proposed allocation of shareholder value is woefully skewed in favor of Anthem shareholders.

In addition, a great deal of the value of a combination would come from successful integration and execution of a shared strategy and vision.  As described above, your June 20 proposal would not allow the combined company to take advantage of the value creation benefits that would otherwise exist in a true merger, with both management teams working to achieve the full potential of a combination.  Indeed, your June 20 proposal is fundamentally contrary to the entire framework that has been the basis for our discussions to date.

Taken together, these factors have led our Board, mindful of its fiduciary duties, to conclude unanimously that your most recent proposal is inadequate and not in the best interests of Cigna’s shareholders.

Fundamental Concerns

While we would prefer to have advanced our discussions, as you know, we have certain fundamental concerns relating to Anthem that remain unaddressed.

First, we have serious questions about how the combined company would comply with the intricate rules and constraints administered by the BCBSA.  To date, we have not received any of the previously requested non-public agreements and rules governing the BCBSA and, accordingly, have been unable to resolve the risks associated with Anthem’s membership in the BCBSA.  You have previously advised us that the revenue restrictions imposed by the rules of the BCBSA create meaningful and complicated constraints on the growth of its members, including Anthem.  We have not been able to validate that a combination of Cigna and Anthem could be integrated successfully under the BCBSA rules, and the stakes are too high and the penalties too great to move forward without that validation.  Indeed, you terminated certain prior discussions due to this very issue, and you have yet to adequately address our well-founded concerns.

Second, there are significant questions regarding the major ongoing antitrust litigation filed against the BCBSA and its members by subscribers and health-care providers, which litigation seeks significant injunctive relief and treble damages going back to 2008.  These lawsuits, which recently survived a motion to dismiss, have enormous consequences for the BCBSA and could redefine the market for all of its member companies.  Indeed, Mr. Swedish has indicated significant concerns to us about the status of the pending litigation, including the joint and several liability that may be imposed on Anthem, the largest member of the BCBSA.  Given the critical nature of this litigation and the potential for value erosion to the combined company, we are concerned that you have not addressed this risk.

Additionally, we have yet to receive answers to our questions around Anthem’s massive and highly publicized data breach that occurred in February 2015.  Data protection has become both a high profile issue and a focus of the public and governmental agencies.  In addition, trust with customers and providers is critical in our industry, and Anthem has yet to demonstrate a path towards restoring this trust.  We need to understand the litigation and potential liabilities, operational impact and long-term damage to Anthem’s franchise as a result of this unprecedented data breach as well as the governance and controls that resulted in this system failure.

The above issues as well as others are ones that Cigna and its shareholders do not face today but would be directly exposed to in a combination with Anthem.  It is simply not acceptable to avoid discussion of and attention to these issues by announcing your proposal publicly.  We are also not confident in the combined company’s ability to address these and other problems without an appropriate governance framework.  Despite our repeated suggestion to engage on these and other substantive matters, you have chosen to delay and avoid an open and transparent dialogue.

You have expressed frustration with the current state of our discussions.  Yet during our discussions you have not provided any transparency with respect to the issues facing Anthem that we have raised and that you have previously raised as the basis for termination of our prior discussions.  Moreover, instead of continuing with the constructive framework that had guided our engagement prior to June 20, you have chosen to abruptly take us off our once productive path.  That is an unfortunate development given the potential for shareholder value creation that we had been exploring.

Sincerely,

Isaiah Harris, Jr.

David  M. Cordani

About Cigna

Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America and Cigna Life Insurance Company of New York. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in 30 countries and jurisdictions, and has over 85 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This communication, and oral statements made with respect to information contained in this communication, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on Cigna’s current expectations and projections about future trends, events and uncertainties.  These statements are not historical facts.  Forward-looking statements may include, among others, statements relating to projected consolidated revenue growth and global medical customer growth; projected medical care and operating expense ratios; future financial or operating performance, including our ability to deliver personalized and innovative solutions for our customers and clients and future growth, business strategy, strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas; financing or capital deployment plans, including whether and to what extent we may engage in share repurchases; statements regarding Anthem, Inc.’s proposal; our having strong prospects for growth in the coming years; and our beliefs relating to value creation as a result of a potential combination with Anthem, Inc.  You may identify forward-looking statements by the use of words such as “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should”, “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements.  Such risks and uncertainties include, but are not limited to: our ability to achieve our financial, strategic and operational plans or initiatives; our ability to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers; our ability to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions; the substantial level of government regulation over our business and the potential effects of new laws or regulations, or changes in existing laws or regulations; the outcome of litigation, regulatory audits, investigations and actions and/or guaranty fund assessments; uncertainties surrounding participation in government-sponsored programs such as Medicare; the effectiveness and security of our information technology and other business systems; and unfavorable industry, economic or political conditions; the ultimate outcome of any potential combination involving us and Anthem, Inc., as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.cigna.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify.  Cigna undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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